EXHIBIT 10.7

ICAGEN, INC.

Summary of 2011 Bonus Targets

Executive Officer 2011 Bonus Targets

Executive Officer	Bonus Targets for 2011
P. Kay Wagoner, Ph.D., Chief Executive Officer and President	Up to 50% of base salary
Richard D. Katz, M.D., Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer	Up to 40% of base salary

Cash bonuses for Dr. Wagoner and Dr. Katz for 2011 will be based on the achievement of specified corporate performance objectives. The corporate performance objectives for 2011 are progression of research and clinical development programs; increasing shareholder confidence; improving financial stability through corporate and business development strategies; and achieving top ethical, financial, legal, reporting and compliance standards. The actual amount of such cash bonuses, if any, will be determined in the discretion of the Compensation Committee, subject to the maximum bonus targets shown above. The Compensation Committee will evaluate the Company’s and each executive’s performance against the objectives listed above from time to time during 2011, and may, in its discretion, approve the payment of any bonuses in one or more installments during 2011 or in early 2012.